Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-106707 and Registration Statement No. 33-49785 of Union Pacific Corporation on Form S-8 of our report dated June 26, 2019, relating to the financial statements and financial statement schedule of the Union Pacific Fruit Express Company Agreement Employee 401(k) Retirement Thrift Plan, appearing in this Annual Report on Form 11-K of Union Pacific Fruit Express Company Agreement Employee 401(k) Retirement Thrift Plan for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
June 26, 2019